Exhibit 10.14C

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is entered into and dated as of December 18, 2009 (the “Effective Date”) by and between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”) and LINKEDIN CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

Recitals

A. Landlord and Tenant are parties to a Lease dated as of March 20, 2007, as amended by a First Amendment to Lease (the “First Amendment”) dated as of September 28, 2007 and a Second Amendment to Lease (the “Second Amendment”) dated as of June 25, 2008 (as so amended, the “Existing Lease”), covering premises consisting of approximately 60,100 square feet of space constituting Suites 100 and 200 (the “Existing 2029 Premises”) of the building commonly known as 2029 Stierlin Court (the “2029 Building”) and approximately 35,921 square feet of space constituting the entire building commonly known as 2027 Stierlin Court (the “2027 Building” and, collectively with the Existing 2029 Premises, the “Existing Premises”) in the Britannia Shoreline Technology Park in Mountain View, California (the “Center”). The term of the Existing Lease is scheduled to expire (i) with respect to the Existing 2029 Premises, on April 30, 2010, subject to one 2-year renewal option as set forth in the Existing Lease, and (ii) with respect to the 2027 Building, on April 30, 2012, subject to one 2-year renewal option as set forth in the Second Amendment.

B. At the applicable dates set forth in this Third Amendment, Landlord and Tenant wish to add to the Existing Premises (i) those certain additional premises (the “Supplemental 2029 Premises”) containing approximately 666 square feet and consisting of the loading dock and storage area located between the 2029 Building and the building commonly known as 2051 Stierlin Court (the “2051 Building”), which area is presently used by Landlord for storage and on-site maintenance, (ii) the entire second floor of the building commonly known as 2025 Stierlin Court (the “2025 Building”), containing approximately 21,671 square feet (the “Third Expansion Premises”), and (iii) the remaining portion of the 2029 Building, consisting of approximately 8,152 square feet of space commonly known as Suite 120 plus associated building common areas and located on the first floor of the 2029 Building (the “Fourth Expansion Premises”), in each case subject to all of the provisions of this Third Amendment. The approximate locations of the 2025 Building, 2027 Building, 2029 Building, 2051 Building, Supplemental 2029 Premises, 2061 Building (as defined below) and Future Building (as defined below) within the Center are depicted on Exhibit A-1 attached hereto; the approximate location of the Supplemental 2029 Premises and the approximate layout of the first floor of the 2029 Building (including the Fourth Expansion Premises and part of the Existing Premises) are depicted on Exhibit A-2 attached hereto; and the approximate layout of the first and second floors of the 2025 Building is depicted on Exhibits A-3 and A-4 attached hereto (interior improvements indicated on floor plans of individual buildings in any of such Exhibits are for illustrative purposes only and are not to be relied upon as a representation, warranty or accurate indication of any existing improvements). For purposes of this Third Amendment and of the Existing Lease as modified by this Third Amendment, unless the context otherwise requires, the term “Premises” shall collectively mean and include the Existing Premises, the Supplemental 2029 Premises (but only on and after the Supplemental 2029 Premises Delivery Date as defined below), the Third Expansion Premises (but only on and after the Third Expansion Premises Delivery Date as defined below) and the Fourth Expansion Premises (but only on and after the Fourth Expansion Premises Delivery Date as defined below); and the term “Lease” shall mean the Existing Lease as modified by this Third Amendment.

C. In connection with the addition of the Supplemental 2029 Premises, the Third Expansion Premises and the Fourth Expansion Premises to the Premises pursuant to this Third Amendment, Landlord and Tenant also wish to modify certain provisions of the Existing Lease and certain of their respective rights and obligations thereunder, all subject to and as more particularly set forth in this Third Amendment. As of the Effective Date, this Third Amendment modifies and amends the Existing Lease and supersedes any inconsistent provisions of the Existing Lease with respect to the matters covered by this Third Amendment.

D. Capitalized terms used in this Third Amendment as defined terms but not specifically defined in this Third Amendment shall have the meanings assigned to such terms in the Existing Lease.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements contained in this Third Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Supplemental 2029 Premises Included in Premises; Rent; Operating Expenses; Utilities.

(a) As of the day on which Landlord delivers possession of the Supplemental 2029 Premises to Tenant (such day being referred to herein as the “Supplemental 2029 Premises Delivery Date”), the Supplemental 2029 Premises are added to and shall constitute part of the Premises under the Lease for all purposes, except as otherwise expressly provided herein. The present expectation of the parties is that the Supplemental 2029 Premises Delivery Date will occur as soon as Landlord’s property manager, CB Richard Ellis Inc., is able to vacate the Supplemental 2029 Premises (which are presently being used by CB Richard Ellis Inc. for storage and maintenance purposes and for an on-site engineering desk for the Center). Landlord shall use commercially reasonable good faith efforts to deliver possession of the Supplemental 2029 Premises to Tenant on or about January 15, 2010 or as soon thereafter as practicable, and in all events no later than the Extended Term Commencement Date as defined below.

(b) The Supplemental 2029 Premises are fully constructed as of the Effective Date and have been measured by Landlord’s Architect, applying the measurement formula customarily used by Landlord in measuring the square footages of buildings and premises in the Center. The results of such measurement have been discussed by the parties and, on the basis of such discussions, the parties hereby confirm that the agreed measurement of the Supplemental 2029

Premises for all purposes under this Third Amendment and under the Lease is 666 square feet, which measurement is final and binding on the parties and is not subject to remeasurement or adjustment. For purposes of rental and operating expense calculations under the Lease, however, the square footage of the Supplemental 2029 Premises shall not be added to, be included in or increase the square footage of the Existing 2029 Premises; rather, even as of the Extended Term Commencement Date, for purposes of rental and operating expense calculations under the Lease the agreed square footage of the Premises in the 2029 Building shall be deemed to remain 60,100 square feet.

(c) Beginning on the Supplemental 2029 Premises Delivery Date, Tenant shall be responsible for payment for all utilities and services supplied directly to the Supplemental 2029 Premises, performance of maintenance obligations relating to the Supplemental 2029 Premises, maintenance of required insurance and all other obligations under the Lease relating to the Supplemental 2029 Premises other than the payment of monthly minimum rental and Tenant’s Operating Cost Share with respect to the Supplemental 2029 Premises. Tenant shall have no obligation to pay monthly minimum rental attributable to the Supplemental 2029 Premises or to pay Operating Expenses with respect to the Supplemental 2029 Premises. Accordingly, as of and after the Supplemental 2029 Premises Delivery Date, the amounts payable by Tenant pursuant to Tenant’s Operating Cost Share with respect to the combined Premises then located in the 2029 Building shall be as follows: (i) in the case of Operating Expenses that are reasonably allocable solely to the Premises in the 2029 Building, one hundred percent (100%) of such Operating Expenses; and (ii) in the case of Operating Expenses that are reasonably allocable solely to the 2029 Building, eighty-eight and six hundredths percent (88.06%) of such Operating Expenses; and (iii) in the case of Operating Expenses (if any) that are determined and allocated on a Center-wide basis, eight and twenty-eight hundredths percent (8.28%) of such Operating Expenses. The percentages in clauses (ii) and (iii) of the immediately preceding sentence are based on a rentable square footage of 60,100 square feet for the Premises located in the 2029 Building, of 68,252 square feet for the entire 2029 Building, and of 727,842 square feet for all of the buildings presently located in the Center. The absence of any obligation of Tenant to pay monthly minimum rental and Operating Expenses with respect to the Supplemental 2029 Premises is not meant to imply any limitation on Tenant’s right or ability to have access to and to use the Supplemental 2029 Premises following the Supplemental 2029 Premises Delivery Date.

(d) The computer and related control systems governing the operation of the HVAC and related systems for the entire 2029 Building are located in the Supplemental 2029 Premises. Accordingly, for so long as the Fourth Expansion Premises continue to be occupied by a tenant unaffiliated with Tenant (presently Bourns Inc., as successor to Fultec Semiconductor, Inc.), Landlord shall be responsible for the operation and maintenance of such computer and related control systems, and Tenant agrees that Landlord and Landlord’s designated representatives (including, but not limited to, Landlord’s property manager and engineer) may have access to the Supplemental 2029 Premises for purposes of accessing, operating and maintaining such computer and related control systems pursuant to the right of entry set forth in Section 12.1 of the Lease, including reasonable prior notice except in case of emergency. After the Fourth Expansion Premises Delivery Date, since Tenant will then be occupying the entire 2029 Building, the operation and maintenance of such computer and related control systems shall become the responsibility of Tenant under Section 8.2A of the Lease as set forth in this Third Amendment.

2.	Third Expansion Premises Included in Premises; Base Rent; Pro Rata Share; Utilities.

(a) As of the day on which Landlord delivers possession of the Third Expansion Premises to Tenant (such day being referred to herein as the “Third Expansion Premises Delivery Date”), the Third Expansion Premises are added to and shall constitute part of the Premises under the Lease for all purposes, except as otherwise expressly provided herein. The present expectation of the parties is that the Third Expansion Premises Delivery Date will occur within approximately two (2) weeks after the current tenant of the Third Expansion Premises vacates such premises at the expiration of its current lease on December 31, 2009. Landlord shall use commercially reasonable good faith efforts to deliver possession of the Third Expansion Premises to Tenant on or about January 15, 2010. In connection with Tenant’s leasing and occupancy of the Third Expansion Premises, Tenant shall also have the nonexclusive right to use those portions of the first floor of the 2025 Building designated on Exhibit A-3 (or otherwise designated by Landlord from time to time) as Building common areas, including (but not limited to) the entrance lobby, common restrooms and showers (if any), loading dock (if any), master electrical closet, and common exit hallways on the first floor of the Building.

(b) The Third Expansion Premises are fully constructed as of the Effective Date and have been measured by Landlord’s Architect, applying the measurement formula customarily used by Landlord in measuring the square footages of buildings and premises in the Center. The results of such measurement have been discussed by the parties and, on the basis of such discussions, the parties hereby confirm that the agreed measurement of the Third Expansion Premises for all purposes under this Third Amendment and under the Lease is 21,761 square feet, which measurement is final and binding on the parties and is not subject to remeasurement or adjustment.

(c) Prior to September 1, 2010 (the “Third Expansion Premises Rent Commencement Date”), Tenant shall have no obligation to pay monthly minimum rental for the Third Expansion Premises. Effective as of the Third Expansion Premises Rent Commencement Date, the monthly minimum rental payable by Tenant pursuant to Section 3.1(a) of the Lease for the Third Expansion Premises, and the combined monthly minimum rental payable by Tenant for the Premises, for the remaining Extended Term (as defined below) of the Lease shall be as set forth in the applicable portions of Schedule I attached hereto and incorporated herein by this reference.

(d) Effective as of the Third Expansion Premises Delivery Date, Tenant shall be responsible for payment of Operating Expenses with respect to the Third Expansion Premises and the amounts payable by Tenant pursuant to Tenant’s Operating Cost Share as established under the Existing Lease shall be increased by the following amounts attributable to the Third Expansion Premises: (i) in the case of Operating Expenses that are reasonably allocable solely to the Third Expansion Premises, one hundred percent (100%) of such Operating Expenses; and (ii) in the case of Operating Expenses that are reasonably allocable solely to the 2025 Building, fifty-four and seventeen hundredths percent (54.17%) of such Operating Expenses; and (iii) in the case of Operating Expenses (if any) that are determined and allocated on a Center-wide basis, by two and ninety-eight hundredths percent (2.98%) of such Operating Expenses. The percentages in clauses (ii) and (iii) of the immediately preceding sentence are based on a rentable square footage of 21,671 square feet for the Third Expansion Premises, of 40,004 square feet for the entire 2025 Building, and of 727,842 square feet for all of the buildings presently located in the Center.

(e) Effective as of the Third Expansion Premises Delivery Date, Tenant shall be responsible for payment of all costs for utilities and services supplied to the Third Expansion Premises. Landlord hereby advises Tenant that electricity is not separately metered for the two existing premises in the 2025 Building, and that electricity charges for the 2025 Building are therefore subject to allocation by Landlord in a reasonable, good faith and appropriate manner as contemplated in Section 6.1 of the Lease.

(f) An access hatch providing access to the roof of the 2025 Building is located in the Third Expansion Premises. The location of the access hatch is designated on Exhibit A-4 attached hereto. The first-floor tenant of the 2025 Building (presently Omnicell, Inc.) and Nextel Communications or a successor entity (which has a communications tower on the roof of the 2025 Building) occasionally need to use the access hatch for access to the roof. Accordingly, for so long as the first floor of the 2025 Building continues to be occupied by a tenant unaffiliated with Tenant and/or an active communications tower is being operated on the roof of the 2025 Building, Tenant agrees that the first-floor tenant, the operator of the communications tower, Landlord and Landlord’s designated representatives (including, but not limited to, Landlord’s property manager and engineer) may have access to the access hatch located in the Third Expansion Premises, for the purpose of accessing the roof of the 2025 Building, pursuant to the right of entry set forth in Section 12.1 of the Lease or in accordance with the standards governing such entry under Section 12.1 of the Lease, including reasonable prior notice except in case of emergency. Landlord agrees to use reasonable efforts (including reasonable efforts on the part of Landlord’s property manager and engineer) to secure the cooperation of such third parties requiring roof access in providing reasonable notice and minimizing any inconvenience to Tenant from the implementation of this access right.

(g) Notwithstanding anything to the contrary contained in the Existing Lease or this Amendment, if for any reason other than the act or omission of Tenant the Third Expansion Premises Delivery Date has not occurred by February 15, 2010, then (i) monthly minimum rental for the Third Expansion Premises shall be abated, beginning on September 1, 2010 (when monthly minimum rental would otherwise have begun pursuant to Paragraph 2(c) above and Schedule 1 attached hereto), by one day for each day of delay from and including February 16, 2010 until and including the day immediately preceding the Third Expansion Premises Delivery Date, and (ii) Tenant’s Operating Expense obligations with respect to the Third Expansion Premises shall be abated, beginning on the Third Expansion Premises Delivery Date (when such obligations would otherwise have begun pursuant to Paragraph 2(d) above and Schedule 1 attached hereto), by one day for each day of delay from and including February 16, 2010 until and including the day immediately preceding the Third Expansion Premises Delivery Date.

3.	Fourth Expansion Premises Included in Premises; Base Rent; Pro Rata Share; Utilities.

(a) As of the day on which Landlord delivers possession of the Fourth Expansion Premises to Tenant (such day being referred to herein as the “Fourth Expansion Premises Delivery Date”), the Fourth Expansion Premises are added to and shall constitute part of the Premises under the Lease for all purposes, except as otherwise expressly provided herein. The present expectation of the parties is that the Fourth Expansion Premises Delivery Date will occur within approximately two (2) weeks after the current tenant of the Fourth Expansion Premises vacates such premises at the expiration of its current lease on January 31, 2011. Landlord shall use commercially reasonable good faith efforts to deliver possession of the Fourth Expansion Premises to Tenant on or about February 15, 2011.

(b) The Fourth Expansion Premises are fully constructed as of the Effective Date and have been measured by Landlord’s Architect, applying the measurement formula customarily used by Landlord in measuring the square footages of buildings and premises in the Center. The results of such measurement have been discussed by the parties and, on the basis of such discussions, the parties hereby confirm that the agreed measurement of the Fourth Expansion Premises for all purposes under this Third Amendment and under the Lease is 8,152 square feet, which measurement is final and binding on the parties and is not subject to remeasurement or adjustment.

(c) Prior to June 1, 2011 (the “Fourth Expansion Premises Rent Commencement Date”), Tenant shall have no obligation to pay monthly minimum rental for the Fourth Expansion Premises. Effective as of the Fourth Expansion Premises Rent Commencement Date, the monthly minimum rental payable by Tenant pursuant to Section 3.1(a) of the Lease for the Fourth Expansion Premises, and the combined monthly minimum rental payable by Tenant for the Premises, for the remaining Extended Term of the Lease shall be as set forth in the applicable portions of Schedule 1 attached hereto and incorporated herein by this reference.

(d) Effective as of the Fourth Expansion Premises Delivery Date, Tenant shall be responsible for payment of Operating Expenses with respect to the Fourth Expansion Premises and the amounts payable by Tenant pursuant to Tenant’s Operating Cost Share as established under the Existing Lease (and as augmented by amounts attributable to the Third Expansion Premises as provided in Paragraph 2(d) above) shall be increased by the following amounts attributable to the Fourth Expansion Premises: (i) in the case of Operating Expenses that are reasonably allocable solely to the Fourth Expansion Premises, one hundred percent (100%) of such Operating Expenses; and (ii) in the case of Operating Expenses that are reasonably allocable solely to the 2029 Building, eleven and ninety-four hundredths percent (11.94%) of such Operating Expenses (with the result that Tenant shall then be paying in the aggregate one hundred percent (100%) of the Operating Expenses reasonably allocable solely to the 2029 Building, since Tenant will then be the sole occupant of the entire 2029 Building); and (iii) in the case of Operating Expenses (if any) that are determined and allocated on a Center-wide basis, by one and twelve hundredths percent (1.12%) of such Operating Expenses. The percentages in clauses (ii) and (iii) of the immediately preceding sentence are based on a rentable square footage of 8,152 square feet for the Fourth Expansion Premises, of

68,252 square feet for the entire 2029 Building, and of 727,842 square feet for all of the buildings presently located in the Center.

(e) Effective as of the Fourth Expansion Premises Delivery Date, Tenant shall be responsible for payment of all costs for utilities and services supplied to the Fourth Expansion Premises and, as the sole tenant and occupant of the 2029 Building, shall take on all responsibilities for maintenance of the entire Building (including what were previously common areas and common facilities or services maintained by Landlord) in accordance with the “single-tenant building” provisions set forth in Paragraph 9 below.

(f) Notwithstanding anything to the contrary contained in the Existing Lease or this Amendment, if for any reason other than the act or omission of Tenant the Fourth Expansion Premises Delivery Date has not occurred by March 15, 2011, then (i) monthly minimum rental for the Fourth Expansion Premises shall be abated, beginning on June 1, 2011 (when monthly minimum rental would otherwise have begun pursuant to Paragraph 3(c) above and Schedule 1 attached hereto), by one day for each day of delay from and including March 15, 2011 until and including the day immediately preceding the Fourth Expansion Premises Delivery Date, and (ii) Tenant’s Operating Expense obligations with respect to the Fourth Expansion Premises shall be abated, beginning on the Fourth Expansion Premises Delivery Date (when such obligations would otherwise have begun pursuant to Paragraph 3(d) above and Schedule 1 attached hereto), by one day for each day of delay from and including March 15, 2011 until and including the day immediately preceding the Fourth Expansion Premises Delivery Date.

4.	Term; Renewal Option; Base Rent.

(a) The Termination Date for the initial term of the Lease shall be April 30, 2010 for the entire Existing Premises (including the Second Expansion Premises). The term of the Lease shall then be extended for a further term of five (5) years (the “Extended Term”), commencing on May 1, 2010 (the “Extended Term Commencement Date”) and ending on April 30, 2015 (the “Extended Term Expiration Date”) and all references in the Lease to the “term” of the Lease shall be construed to include the Extended Term. Minimum rent payable for the Existing Premises for the remainder of the initial term up to the Extended Term Commencement Date shall continue to be governed by the provisions of the Existing Lease. Minimum rent payable for the various components of the Premises during the Extended Term shall be as set forth in Schedule 1 attached hereto. The implementation of the Extended Term pursuant to this paragraph is in lieu of the exercise of Tenant’s renewal option under Section 2.6 of the Existing Lease.

(b) Tenant shall have one (1) option to further extend the term of the Lease for an additional period of three (3) years (the “Second Extended Term”), commencing on the day after the Extended Term Expiration Date. Such Second Extended Term shall be at the minimum rental determined pursuant to Paragraph 4(c) below and otherwise upon all the terms and provisions applicable to the Extended Term of the Lease (other than this renewal option, which shall not be repeated at the end of the Second Extended Term). Such option shall be exercisable only with respect to the entire Premises as then constituted and only by written notice to Landlord at least nine (9) months and not more than twelve (12) months prior to the Extended Term Expiration Date. If

Tenant is in default under the Lease, beyond any applicable notice and cure periods, on the date of such notice or on the date the Second Extended Term is to commence, then the exercise of the option shall be of no force or effect, the Second Extended Term shall not commence and this Lease shall expire on the Extended Term Expiration Date (or at such earlier time as Landlord may elect pursuant to the default provisions of the Lease). If Tenant properly exercises its extension option under this paragraph, then all references in the Lease (other than in this paragraph) to the “term” of the Lease shall be construed to include the Second Extended Term. Except as expressly set forth in this paragraph, Tenant shall have no right to extend the term of the Lease beyond the Extended Term Expiration Date. The renewal option set forth in this paragraph may be exercised by Tenant or by any permitted assignee of Tenant’s interest under the Lease that is in possession of the entire Premises at the time of such exercise, but may not be exercised by or assigned to any subtenant of the Premises or any portion thereof.

(c) If Tenant properly exercises its option to extend the term of this Lease for the Second Extended Term pursuant to paragraph (b) above, then the monthly minimum rental for the Premises during the Second Extended Term shall be equal to the fair market rental (as defined below) for the Premises, determined as of the commencement of the Second Extended Term in accordance with this paragraph. Upon Landlord’s receipt of a proper notice of Tenant’s exercise of its option for the Second Extended Term, the parties shall have thirty (30) days in which to negotiate in good faith and agree on the fair market rental (including any applicable market rental increase provisions) for the Premises as of the commencement of the Second Extended Term for the uses permitted hereunder. If the parties agree on such fair market rental and market rental increase provisions, they shall execute an amendment to this Lease stating the amount of the minimum monthly rental for the Second Extended Term as determined pursuant to their agreement. If the parties are unable to agree on such fair market rental and/or market rental increase provisions within such thirty (30) day period, then within fifteen (15) days after the expiration of such 30-day period each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years’ experience appraising similar commercial properties in northern Santa Clara County to appraise and set the fair market rental and market rental increase provisions for the Premises as of the commencement of the Second Extended Term in accordance with the provisions of this paragraph. If either party fails to appoint an appraiser within the allotted time, the single appraiser appointed by the other party shall be the sole appraiser. If an appraiser is appointed by each party and the two appraisers so appointed are unable to agree upon a fair market rental and market rental increase provisions within thirty (30) days after the appointment of the second, then the two appraisers shall appoint a third similarly qualified appraiser within ten (10) days after expiration of such 30-day period; if they are unable to agree upon a third appraiser, then either party may, upon not less than five (5) days’ notice to the other party, apply to the Presiding Judge of the Santa Clara County Superior Court for the appointment of a third qualified appraiser. Each party shall bear its own legal fees in connection with appointment of the third appraiser and shall bear one-half of any other costs of appointment of the third appraiser and of such third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted for either party or its affiliates in any capacity. Within thirty (30) days after the appointment of the third appraiser, a majority of the three appraisers shall set the fair market rental and market rental increase provisions for the Second Extended Term and shall so notify the parties. If a majority are unable to agree within the allotted time, then (x) the three appraised fair market rentals shall be averaged and the resulting figure shall be the initial fair market rental for the Second Extended Term, and (y) the three appraised market rental increase provisions shall be averaged (or, if it is not possible to take a mathematical average of such market rental increase provisions, then the third appraiser shall calculate a market rental increase provision which is the nearest reasonable approximation to a mathematical average of the three appraised market rental increase provisions) and the resulting figure shall be the market rental increase provision for the Second Extended Term, both of which determinations shall be binding on the parties and shall be enforceable in any further proceedings relating to this Lease. Notwithstanding the foregoing, any appraisal which differs from the median appraisal by more than ten percent (10%) of the median appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be the fair market rental rate. If two (2) appraisals are disregarded, the middle appraisal shall be the fair market rental value. For purposes of this paragraph (c), the “fair market rental” of the Premises shall be determined with reference to the then prevailing market rental rates for comparable projects and premises in the City of Mountain View with shell and office improvements and site (common area) improvements comparable to those then existing in the Premises and in the Center, taking into consideration the quality, scale, nature and location of the Premises and the Center and all other relevant factors, including, without limitation, the creditworthiness of the tenant, the duration of the term, any rental or other concessions granted, whether a broker’s commission or finder’s fee will be paid, responsibility for operating expenses, and the tenant improvement allowance (if any) payable pursuant to the applicable comparison leases, and the “market rental increase provisions” shall mean the then prevailing market rate or formula for determining annual rental increases under triple-net leases of comparable duration for comparable projects and premises in the City of Mountain View (which annual rental increase provisions might, by way of example but not limitation, be expressed as a percentage of the preceding year’s rental rate or as a formula based on the Consumer Price Index or some other objective index or base, consistent with then-current market conditions).

5. Condition of Additions to Premises under Third Amendment; Tenant Improvements. Tenant is accepting each of the Supplemental 2029 Premises, the Third Expansion Premises and the Fourth Expansion Premises (collectively, the “Third Amendment Expansion Premises” and each, a “portion of the Third Amendment Expansion Premises”) “as is,” in its respective presently existing condition, except as otherwise expressly set forth in this Third Amendment. Tenant acknowledges that Landlord has no obligation to make any improvements to any portion of the Third Amendment Expansion Premises (or any other portion of the Premises) or to provide any improvement allowance to Tenant in connection with this Third Amendment, except as specifically set forth in this Paragraph 5. The provisions of the Workletter (Exhibit B to the Lease) shall apply to the Third Amendment Expansion Premises and to this Third Amendment only to the extent specifically set forth in this Paragraph 5, and in the event of any conflict or inconsistency between the Workletter and this Paragraph 5, the provisions of this Paragraph 5 shall be controlling.

(a) Landlord shall deliver each portion of the Third Amendment Expansion Premises on its respective Delivery Date in broom-clean condition, and otherwise “as is,” in its presently existing condition, as specified above, subject to removal by existing tenants (if applicable)

of any equipment, trade fixtures, personal property or other similar items that such tenants have the right or obligation to remove pursuant to the provisions of their respective leases. Landlord agrees to use commercially reasonable efforts to cause the existing tenant of the Third Expansion Premises to remove as much of its existing cabling as possible, but not to remove the existing furniture or cubicles in the Third Expansion Premises (to the extent such existing tenant is willing or required to leave them behind).

(b) Prior to (to the extent practicable), and in all events within thirty (30) days after, the applicable Delivery Date for each portion of the Third Amendment Expansion Premises, Landlord, at Landlord’s sole expense, shall cause (i) the roof; roof membrane, foundations, structural elements and windows of the Building in which such portion is located and (ii) all mechanical, electrical, plumbing, HVAC, sprinkler and fire/life safety systems serving such portion to be in good working condition, and shall thereupon promptly notify Tenant in writing (“Landlord’s Delivery Notice”) that the applicable portion of the Third Amendment Expansion Premises has been placed in the condition required under this paragraph (b). Thereafter, the repair and maintenance obligations of the respective parties with respect to such portion of the Third Amendment Expansion Premises shall be governed by the applicable provisions of the Lease, except that Tenant shall have until 90 days after the Delivery Date for the applicable portion of the Third Amendment Expansion Premises to ascertain that all such elements and systems serving such portion were in good working condition as of the date of Landlord’s Delivery Notice and to notify Landlord, by “punch list” or other written notice, of any respects in which such elements and systems were not in the required condition as of the date of Landlord’s Delivery Notice, in which event Landlord at its sole expense shall be responsible for any maintenance, repair or replacement (as reasonably and mutually determined by Landlord and Tenant) necessary to put the applicable systems in the required condition. Landlord shall provide Tenant with any physical inspection reports in Landlord’s possession covering any of the Buildings in which any portion of the Third Amendment Expansion Premises is located, including any such reports pertaining to the roof and/or mechanical (HVAC) systems. Except as otherwise specifically provided in this Paragraph 5, Tenant shall be solely responsible, at Tenant’s own expense, for any and all tenant improvements and alterations required by Tenant for its occupancy and use of the Premises, including (but not limited to) the Third Amendment Expansion Premises.

(c) Landlord shall provide Tenant with a tenant improvement allowance pursuant to this Third Amendment in the amount of One Million Three Hundred Forty-Eight Thousand Eight Hundred Forty-Five Dollars ($1,348,845.00) (the “Third Amendment TI Allowance”), which Third Amendment TI Allowance is equivalent to a rate of $15 per rentable square foot in the Third Expansion Premises, the Fourth Expansion Premises and the portion of the Existing Premises located in the 2029 Building. Tenant shall have the right to use the Third Amendment TI Allowance for improvements to (i) the Third Expansion Premises, the Fourth Expansion Premises and the portion of the Existing Premises located in the 2029 Building, (ii) to the exterior grounds, pathways and parking areas of the Center, as long as Tenant does not reduce the current number of parking spaces, and (iii) the walkways between the 2027 and 2025 Buildings and the walkways between the 2051 and 2029 Buildings (collectively, the “TI-Eligible Premises”); provided, however, that in no event shall more than ten percent (10%) of the Third Amendment TI Allowance (i e , $134,884.50) be used in the aggregate for improvements to the areas described in clauses (ii) and (iii) of this sentence. Additional terms and conditions relating to the Third Amendment TI Allowance and to the design and construction of any alterations and improvements that Tenant elects to construct or install in the TI-Eligible Premises (including, but not limited to, conditions relating to Landlord’s approval of drawings, plans and specifications) shall be the same as those set forth in the Initial Lease and in the Workletter with respect to the Tenant Improvement Allowance and the construction of alterations, additions, improvements and Tenant’s work thereunder, subject to the following modifications and clarifications:

(i) Any portion of the Third Amendment TI Allowance that has not been claimed or drawn by Tenant by the first anniversary of the Fourth Expansion Premises Delivery Date (the “Third Amendment TI Allowance Expiration Date”) shall expire and shall no longer be available to Tenant thereafter. The expiration dates with respect to the Tenant Improvement Allowance, Expansion Premises TI Allowance and Second Expansion Premises TI Allowance under the Existing Lease shall remain unchanged, and to the best of Landlord’s knowledge all such allowances under the Existing Lease have been paid in full to Tenant.

(ii) The cost of any refurbishments, alterations or improvements made by Tenant that are not eligible for expenditure of the Third Amendment TI Allowance funds, and any amount by which the cost of refurbishments, alterations and improvements made by Tenant exceeds the available Third Amendment TI Allowance, shall be Tenant’s sole cost and expense. The Third Amendment TI Allowance is provided as part of the basic consideration to Tenant under this Third Amendment and will not result in any rental adjustment or additional rent beyond the minimum monthly rent expressly provided in the Lease as modified by this Third Amendment and Schedule 1 attached hereto. Landlord shall not charge any supervisory fee or construction management fee relating to the review of plans or the exercise of Landlord’s oversight and approval rights in connection with Tenant’s construction of alterations and improvements in the TI-Eligible Premises; however, Landlord shall be entitled to reimbursement from Tenant (or to a charge or deduction against the Third Amendment TI Allowance) for any fees and costs actually incurred by Landlord for the use of third-party engineers, architects or other similar consultants or professional service providers determined by Landlord to be reasonably necessary to facilitate Landlord’s review and approval of drawings, plans, specifications or other elements of tenant improvements submitted by Tenant for Landlord’s approval.

(iii) Tenant shall be solely responsible, at Tenant’s sole expense, for compliance with any code requirements, building permit requirements or other governmental or legal requirements related to or triggered by alterations or improvements constructed by Tenant in any portion of the Premises.

(iv) Upon expiration or termination of the Lease, as it may be extended, Tenant shall not be required to remove (A) any alterations, additions or improvements contemplated in or constructed pursuant to this Third Amendment, including, without limitation, any tenant improvements constructed in the TI-Eligible Premises, to which Landlord has consented, or (B) any alterations, additions or improvements installed in the Existing Premises by or for the benefit of Tenant prior to the Effective Date, including, without limitation, any tenant improvements constructed pursuant to the First Amendment or the Second Amendment. Notwithstanding the foregoing provisions, however, upon the expiration or termination of the Lease, as it may be extended, Tenant shall at Tenant’s expense remove all cabling installed in any portion of the Premises, whether prior to or after the Effective Date, except to the extent Landlord in its discretion agrees in writing at the time of such expiration or termination that all or any specified portion of such cabling may be left in place.

(v) For purposes of applying the Workletter to Tenant’s construction of tenant improvements in the TI-Eligible Premises pursuant to this Third Amendment, (A) references in the Workletter to the “Premises” shall be construed to mean the TI-Eligible Premises; (B) references in Paragraph 1(g) of the Workletter to specific items contemplated as part of the Tenant Improvements shall not apply; (C) the Project Manager (if applicable) shall be Project Management Advisors, Inc. (contact person: Bernie Baker); (D) those portions of Paragraph 3 of the Workletter relating to the amount of the Tenant Improvement Allowance and the Premises in which the Tenant Improvement Allowance may be spent are superseded by the provisions of this Third Amendment, but all other provisions of such Paragraph 3 (including, without limitation, the method for payment of the “Tenant Improvement Allowance” to Tenant) shall remain applicable, with references to the “Tenant Improvement Allowance” being construed for this purpose to refer instead to the Third Amendment TI Allowance; and (E) Paragraph 5 of the Workletter shall not apply.

(d) In connection with Tenant’s improvement and occupancy of the Third Expansion Premises and Fourth Expansion Premises, Tenant shall have the right to install building signage (including building “eyebrow” signage) and additional monument signage substantially consistent with the size, quality and nature of existing signage on buildings occupied by Tenant, subject to (i) Landlord’s prior approval as to location, size, design and composition of such signage (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) Landlord’s established sign criteria or signage program for the Center, consistent with other tenant signage programs in the Center, (iii) all restrictions and requirements imposed by applicable law and/or by applicable governmental authorities, and (iv) any additional restrictions and requirements set forth in the Existing Lease regarding signage. All signage costs (including, without limitation, costs of installation, maintenance, removal and restoration) shall be at Tenant’s sole expense, and Tenant shall be solely responsible for obtaining (at Tenant’s sole expense) all necessary governmental approvals and permits in connection with Tenant’s signage requests.

(e) Solely for purposes of applying the insurance provisions in Section 10.1 of the Existing Lease (specifically including, but not limited to, Section 10.1(e) and (f) and the final sentence of Section 10.1(d)), from and after the Effective Date (i) the terms “Tenant Improvements” and “Tenant Improvements constructed by Tenant pursuant to the Workletter” as used in such Section 10.1 shall be construed to include any alterations, additions or improvements constructed by Tenant pursuant to this Third Amendment and (ii) the term “Tenant Improvement Allowance” as used therein shall be construed to include the Third Amendment TI Allowance.

6. Parking. The ratio of non-reserved, non-exclusive parking spaces made available for use by Tenant with respect to the various expansions of the Premises as they occur pursuant to this Third Amendment shall be the same as that set forth in Section 17.20 of the Lease (i.e., approximately three (3) spaces per 1,000 rentable square feet). Beginning on the Effective Date, Tenant shall have the right throughout the remainder of the initial Term, the Extended Term and the Second Extended Term (if applicable) to designate up to twenty (20) parking spaces for Tenant’s visitor parking, which designated spaces may be changed by Tenant from time to time (at Tenant’s expense for any restriping or re-designation of spaces) but shall in all events be located solely within the areas designated on the Site Plan (Exhibit A-1) as eligible for designation as visitor parking, except to the extent otherwise approved in writing by Landlord in its sole discretion. As provided in Section 17.20 of the Lease, there shall be no cost or charge to Tenant for the nonexclusive use of parking spaces in the Center by Tenant and its employees and invitees.

7. Security Deposit. Tenant is not required to provide any increase in the Security Deposit already held by Landlord under the Lease (in the amount of Three Hundred Forty-Four Thousand Seventy-Seven and No/100 Dollars ($344,077.00)) in connection with the execution and delivery of this Third Amendment. Both the required amount of the Security Deposit as set forth in Section 16.1(a) of the Lease (as previously amended) and the Required Amount as defined in Section 16.1(b)(i) of the Lease (as previously amended) are unchanged by this Third Amendment.

8.	Rights of First Offer.

(a) The portion of the 2025 Building which is not part of the Third Expansion Premises, consisting of the first floor of the 2025 Building (the “2025 ROFO Space”), is presently leased to another tenant, Omnicell, Inc. (the “Existing 2025 Tenant”). The Existing 2025 Tenant’s lease is scheduled to expire on September 30, 2011 with one (1) further right to extend the lease for an additional two (2) years. Landlord shall not lease all or any portion of the 2025 ROFO Space at any time during the term of the Lease (including the Extended Term and the Second Extended Term, if applicable), except in compliance with this Paragraph 8; provided, however, that the foregoing restriction shall not apply during any period in which Tenant is in default under the Lease, beyond any applicable notice and cure periods; and provided further, that Tenant’s rights pursuant to this Paragraph 8(a) are subordinate to the rights of the Existing 2025 Tenant and its successors in interest (if any) pursuant to its existing lease, including (without limitation) all renewal, first refusal, first offer and other similar rights existing in favor of the Existing 2025 Tenant as of the Effective Date (all such superior rights described in this proviso being hereinafter collectively referred to as “Existing 2025 Tenant Rights”). Upon any exercise of the Existing 2025 Tenant Rights, Tenant’s rights under this Paragraph 8(a) shall remain in full force and effect with respect to any future offerings of the 2025 ROFO Space by Landlord during the term of the Lease (including the Extended Term and the Second Extended Term, if applicable).

(b) Landlord is currently processing plans with the City of Mountain View for a proposed new two-story building of approximately 70,000 square feet (the “Future Building”) to be constructed on a portion of the existing recreation area adjacent to the 2025 Building, in approximately the location depicted on Exhibit A-1. Subject to Landlord’s receipt of final governmental approvals for the Future Building and to Landlord’s actual construction of the Future Building (which construction Landlord is under no obligation to undertake or complete at any specific time, or at all), Landlord shall not lease all or any portion of the Future Building at any time during the term of the Lease (including the Extended Term and the Second Extended Term, if applicable), except in compliance with this Paragraph 8; provided, however, that the foregoing restriction shall not apply during any period in which Tenant is in default under the Lease, beyond any applicable notice and cure periods. Tenant’s rights pursuant to this Paragraph 8(b) are not subordinate to the rights of any existing tenant of the Center or any other third party.

(c) The 2051 Building and the building commonly known as 2061 Stierlin Court (the “2061 Building”), consisting of approximately 92,256 square feet and approximately 66,096 square feet, respectively, are presently leased to Actel Corporation (the “Existing 2051¬2061 Tenant”) under a lease expiring on January 31, 2014, with two (2) further renewal options of five (5) years each. Landlord shall not lease all or any portion of the 2051 Building or the 2061 Building at any time during the term of the Lease (including the Extended Term and the Second Extended Term, if applicable), except in compliance with this Paragraph 8; provided, however, that the foregoing restriction shall not apply during any period in which Tenant is in default under the Lease, beyond any applicable notice and cure periods; and provided further, that Tenant’s rights pursuant to this Paragraph 8(c) are subordinate to the rights of the Existing 2051-2061 Tenant and its successors in interest (if any) pursuant to its existing lease, including (without limitation) all renewal, first refusal, first offer and other similar rights existing in favor of the Existing 2051-2061 Tenant as of the Effective Date (all such superior rights described in this proviso being hereinafter collectively referred to as “Existing 2051-2061 Tenant Rights”). Upon any exercise of the Existing 2051-2061 Tenant Rights, Tenant’s rights under this Paragraph 8(c) shall remain in full force and effect with respect to any future offerings of the 2051 Building and/or 2061 Building by Landlord during the term of the Lease (including the Extended Term and the Second Extended Term, if applicable).

(i) Landlord understands that Tenant has discussed with the Existing 2051-2061 Tenant the possibility of subleasing the second floor of the 2051 Building for the entire remaining term of the Existing 2051-2061 Tenant’s existing lease. Tenant acknowledges that any such sublease would be subject to Landlord’s consent, which Landlord shall not unreasonably withhold, condition or delay, and to the execution of a Consent of Master Landlord in a form reasonably acceptable to Landlord, Tenant (as subtenant) and the sublandlord. In connection with any such sublease, Tenant acknowledges having been advised by Landlord that Landlord will not consent to (or accommodate) any amendment of the Existing 2051-2061 Tenant’s existing lease which would, in Landlord’s reasonable judgment, create any risk of fragmenting the 2051 Building by creating multiple direct leases or subleases with potentially different expiration or termination dates, nor will Landlord enter into any direct lease with Tenant for any portion constituting less than all of the 2051 Building.

(d) If, at any time during the term of the Lease (including the Extended Term and the Second Extended Term, if applicable), Landlord proposes to lease the 2025 ROFO Space or any portion thereof (other than pursuant to the Existing 2025 Tenant Rights) or to lease any portion of the 2051 Building or the 2061 Building (other than pursuant to the Existing 2051-2061 Tenant Rights), and if Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), then Landlord shall give written notice of such intention to Tenant (the “First Offer Notice”), specifying the material terms on which Landlord proposes to offer and lease the 2025 ROFO Space, 2051 Building, 2061 Building or applicable portion of any of them (the “Offered Space”), and shall offer to Tenant the opportunity to lease the Offered Space on the terms specified in the First Offer Notice. Tenant shall have fifteen (15) business days after the date of delivery of the First Offer Notice in which to accept such offer by written notice to Landlord. Upon such acceptance by Tenant, the Offered Space shall be leased to Tenant on the terms set forth in the First Offer Notice (provided, however, that regardless of the material terms specified in the First Offer Notice, the term for Tenant’s leasing of the Offered Space shall be coterminous with the then-current Term of the Lease, including the Extended Term or Second Extended Term, if applicable), and otherwise on the additional terms and provisions set forth in the Lease (except to the extent inconsistent with the terms set forth in the First Offer Notice), the Offered Space shall become part of the Premises under the Lease, and the parties shall promptly (and in all events within thirty (30) days after delivery of Tenant’s acceptance) execute and deliver a lease amendment incorporating and implementing the terms of Tenant’s leasing of the Offered Space as part of the Premises in accordance with this subparagraph. If Tenant does not accept Landlord’s offer within the allotted time or if the parties fail to execute and deliver such lease amendment within the required time (notwithstanding Landlord’s and Tenant’s good faith and diligent efforts to enter into such a lease amendment or other written agreement, provided that neither party shall be entitled to invoke its own lack of good faith, diligent efforts, if applicable, as a basis for invoking this parenthetical qualification), Landlord shall thereafter have the right to lease the Offered Space to any third party, at any time within one hundred eighty (180) days after the expiration of Landlord’s offer under the First Offer Notice, without re-offering the Offered Space to Tenant pursuant to this subparagraph. If Landlord does not lease the Offered Space to a third party during the 180-day period described above, or if Landlord leases the Offered Space to a third party and Landlord later, upon expiration or termination of such lease, again wishes to lease the Offered Space or any portion thereof during the term of the Lease (including the Extended Term and the Second Extended Term, if applicable), then in either such event this first offer right shall reattach to the Offered Space on all of the same terms set forth above.

(e) If, at any time during the term of the Lease (including the Extended Term and the Second Extended Term, if applicable), Landlord proposes to lease the Future Building or any portion thereof, and if Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), then Landlord shall give written notice of such intention to Tenant (the “Future Building First Offer Notice”), specifying the material terms on which Landlord proposes to offer and lease the Future Building or applicable portion thereof (the “Future Building Offered Space”), and shall offer to Tenant the opportunity to lease the Future Building Offered Space on the terms specified in the Future Building First Offer Notice. Tenant shall have fifteen (15) business days after the date of delivery of the Future Building First Offer Notice in which to accept such offer by written notice to Landlord. Upon such acceptance by Tenant, the Future Building Offered Space shall be leased to Tenant on the terms set forth in the Future Building First Offer Notice, and otherwise on the additional terms and provisions set forth in the Lease (except to the extent inconsistent with the terms set forth in the Future Building First Offer Notice), and the parties shall promptly (and in all events within thirty (30) days after delivery of Tenant’s acceptance) execute and deliver a lease amendment or new lease, as they may mutually determine to be convenient or appropriate, incorporating and implementing the terms of Tenant’s leasing of the Future Building Offered Space in accordance with this subparagraph. If Tenant does not accept Landlord’s offer within the allotted time or if the parties fail to execute and deliver such lease amendment or new lease (as applicable) within the required time (notwithstanding Landlord’s and Tenant’s good faith and diligent efforts to enter into such a lease amendment or new lease, provided that neither party shall be entitled to invoke its own lack of good faith, diligent efforts, if applicable, as a basis for invoking this parenthetical qualification), Landlord shall thereafter have the right to lease the Future Building Offered Space to any third party, at any time within one hundred eighty (180) days after the expiration of Landlord’s offer under the Future Building First Offer Notice, at a minimum rental and on other terms and conditions not materially more favorable to the lessee than the minimum rental and other terms offered to Tenant in the Future Building First Offer Notice. If, in the course of negotiations with a third party during the 180-day period described in the preceding sentence, Landlord wishes to modify the minimum rental or other terms set forth in the Future Building First Offer Notice in a manner materially more favorable to the third party than the minimum rental or other terms set forth in the Future Building First Offer Notice, then Landlord shall be required to re-offer the Future Building Offered Space to Tenant on such more favorable terms pursuant to another Future Building First Offer Notice. For purposes of the preceding two sentences, (i) a variance of less than five percent (5%) in the amount of minimum or base NNN rent payments shall not be deemed materially more favorable to a third-party lessee than the terms set forth in the Future Building First Offer Notice, and (ii) Landlord’s offering to a third party of a term longer or shorter than the term specified in the Future Building First Offer Notice (within commercially reasonable limits) shall not constitute a provision materially more favorable to the third party than the term offered to Tenant in the Future Building First Offer Notice. If Landlord does not lease the Future Building Offered Space to a third party during the 180-day period described above, or if Landlord leases the Future Building Offered Space to a third party and Landlord later, upon expiration or termination of such lease, again wishes to lease the Future Building Offered Space or any portion thereof during the term of the Lease (including the Extended Term and the Second Extended Term, if applicable), then in either such event this first offer right shall reattach to the Future Building Offered Space on all of the same terms set forth above.

9.	Services to Premises; Maintenance and Repair of Single-Tenant Buildings.

(a) Notwithstanding anything to the contrary contained in the Lease, Tenant shall in all events be responsible for all services (including but not limited to janitorial services) associated with the interior of the Premises as they exist from time to time throughout the remaining initial Term of the Lease, the Extended Term and the Second Extended Term (if applicable).

(b) The maintenance and repair provisions set forth in the Existing Lease are designed for multi-tenant buildings, and shall continue to apply during the remaining Term and Extended Term of the Lease with respect to any buildings that are less than fully leased to Tenant (each, a “Multi-Tenant Building”), except as otherwise expressly provided in this Third Amendment. Landlord agrees to meet with Tenant from time to time, upon request by Tenant, to discuss the possible transfer to Tenant of partial or full responsibility for certain maintenance and other services typically provided by Landlord in Multi-Tenant Buildings (in addition to janitorial services, which are already covered by Paragraph 9(a) above with respect to the interior of the Premises). If Landlord and Tenant mutually and reasonably agree that such transfers of responsibility are feasible and appropriate, then Landlord and Tenant shall document such agreement in a separate letter agreement between the parties, which letter agreement shall identify in reasonable detail the specific services for which Tenant shall undertake responsibility, any performance standards and other reasonable terms and conditions to be applicable to the transfer to Tenant of the responsibility for such services, and reasonable termination rights by both parties (including, but not limited to, Landlord’s right to terminate such agreement in part or in full and to re-assume responsibility for some or all of the services covered by such agreement in the event Tenant fails to comply, beyond applicable notice and cure periods, with the standards, terms and conditions set forth in the applicable letter agreement).

(c) In the case of buildings that are fully leased to Tenant (each, a “Single Tenant Building”), such as the 2027 Building, the 2029 Building after the Fourth Expansion Premises Delivery Date, and the 2025 Building if Tenant becomes the tenant of that entire building, Sections 8.1 and 8.2(a) of the Lease (defining the respective maintenance and repair obligations of Landlord and Tenant) shall be deemed to be replaced by the following Sections 8.1A and 8.2A for so long as the applicable building is a Single-Tenant Building (but Sections 8.2(b) and (c) of the Lease shall continue to apply in their current form without regard to such amendment):

“8.1A Landlord’s Obligation for Maintenance. Landlord shall repair, maintain and replace or cause to be repaired, maintained and replaced, as reasonably determined by Landlord to be necessary or appropriate, the Common Areas of the Center and the roof, foundation, exterior walls and other structural portions of the Building. The cost of all work performed by Landlord under this Section 8.1 may, in Landlord’s discretion, either (x) be treated as an Operating Expense hereunder or (y) be charged back by Landlord for direct reimbursement by Tenant as the sole occupant of the Building, in which event such reimbursement shall be paid to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s written statement identifying the requested reimbursement and providing reasonable supporting information for the nature and cost of the work for which reimbursement is requested; provided, however, that (i) Landlord shall consult reasonably and in good faith with Tenant prior to electing to apply the direct chargeback approach described in the preceding clause (y) with respect to any particular item of work or expense, and (ii) notwithstanding anything to the contrary contained in this Lease, to the extent such costs, if treated as Operating Expenses under this Lease, would be required to be amortized pursuant to Section 5.2 of this Lease, Landlord shall not use the direct chargeback approach to pass such costs through to Tenant at any faster rate than the amortization rate that would apply under Section 5.2 if such costs were being treated as Operating Expenses thereunder. The cost provisions of the preceding sentence shall not apply, however, to the extent the applicable work by Landlord (i) is required due to the gross negligence of Landlord; (ii) involves the repair or correction of a condition or defect that Landlord is required to correct pursuant to Section 2.3 hereof; (iii) is a capital expense not includible (or in excess of the amounts includible on an amortized basis) as an Operating Expense under Section 5.2 hereof, or is otherwise expressly excluded from treatment as an Operating Expense under any other applicable provision of Section 5.2 hereof; (iv) results from an event of casualty or condemnation covered by Article 13 hereof (in which event the provisions of such Article 13 shall govern the parties’ respective rights and obligations); or (v) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof, subject to the release set forth in Section 10.4 hereof). Tenant knowingly and voluntarily waives the right to make repairs at Landlord’s expense, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

“8.2A Tenant’s Obligation for Maintenance. Except as provided in Section 8.1A hereof, and subject to the provisions of Article 13 hereof (which shall be controlling in the event of any casualty or condemnation covered by such Article 13), Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Building and every part thereof, wherever located, including but not limited to the signs, interior, ceiling, the electrical, plumbing and sewer (within the Building and up to the “T” junction(s) serving the Building), telephone and communications systems serving the Building, the HVAC equipment and other mechanical systems and elevators (if any) serving the Building (for which equipment, systems and elevators Tenant shall enter into a service contract with a person or entity reasonably designated or approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed), any supplemental or auxiliary mechanical systems installed by Tenant to serve the Building or any portion thereof, exposed plumbing and sewage and other utility facilities, all doors, door checks, windows, plate glass, door fronts, fixtures, partitions, lighting, wall surfaces, floor surfaces and coverings and ceiling surfaces and coverings of the Building, and all other interior repairs, foreseen and unforeseen, with respect to the Building, as required. To the extent Landlord has any third-party warranties or service contracts on any improvements or systems in the Building which are Tenant’s obligation to maintain during the term of this Lease, Landlord agrees to assign such warranties or service contracts to Tenant, to the extent practicable, and to use reasonable efforts to enforce for Tenant’s benefit (and at Tenant’s expense) any such warranties or service contracts which it is not practicable to assign to Tenant.”

(d) Notwithstanding anything to the contrary contained in the Existing Lease or this Third Amendment, from and after the date that a Building becomes a Single-Tenant Building, Tenant shall, at Tenant’s sole expense, contract directly with the applicable utility or other service provider approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) for gas and electricity, sewer, water and garbage removal services and for all other utilities and services for such Single-Tenant Building. From and after the date that Tenant contracts directly for gas, electricity, sewer, water, garbage removal and other utilities and services for such Single-Tenant Building, Operating Costs attributable to the Building shall not include any charge or allocation for any such utilities or services supplied to the Premises in such Building (but Operating Costs shall still include a proportional share of costs for any such services or utilities supplied to the Common Areas).

(e) Notwithstanding anything to the contrary contained in the Existing Lease or this Third Amendment, nothing in this Paragraph 9 shall be deemed to modify the obligations of Landlord and Tenant as set forth in Sections 2.3(c) and 9.4 of the Existing Lease and in

Paragraph 4(g) of the Workletter attached as Exhibit B to the Lease with respect to ADA or building code compliance for any Single-Tenant (or Multi-Tenant) Building, whether as of the date of Landlord’s Completion Notice or Landlord’s Delivery Notice (as applicable) or as of any subsequent date on which any ADA or building code compliance requirements become applicable, whether as a result of Tenant’s application for permits, construction of improvements, particular use of the Premises, or otherwise. Nothing in this Paragraph 9 (or in the other provisions referenced above in this Paragraph 9) shall be construed, however, to require Landlord to upgrade for ADA or building code compliance purposes, at the time of or in connection with the delivery of any portion of the Third Amendment Expansion Premises to Tenant, any other portion of the Premises previously delivered to and occupied by Tenant.

10. Use Provisions. The primary use contemplated for the Premises is general office and administrative uses associated with the operation of a corporate headquarters, although the foregoing is not intended to limit the permitted use provisions under the Lease. Tenant has expressed an interest in possibly installing a full-service cafeteria or deli or other food service facility in part of the Premises. To the extent it does so, Tenant acknowledges that it shall be solely responsible for obtaining all necessary licenses and permits and complying with all applicable legal and governmental requirements applicable to the construction and operation of such a facility, and agrees that the following supplemental restrictions and requirements shall apply under the Lease (which restrictions and requirements are in addition to and not in lieu of use restrictions and maintenance and compliance requirements already contained in the Lease):

(a) Tenant shall use its commercially reasonable good faith efforts to prevent any odors, smells or vapors caused by Tenant from escaping from the applicable portion of the Premises into other portions of the Building (if there are other tenants in the Building) or to the exterior of the Building, and shall design the food-related facilities in the Premises in such a manner and install such apparatus or equipment as may be reasonably appropriate to control such odors, smells and vapors. Tenant shall keep all garbage and refuse in covered, airtight receptacles and shall cause such material to be removed from the Premises at least once within every 24 hours or more often if required by applicable laws, ordinances, statutes or governmental regulations. Tenant shall install and maintain, during the Term, adequate and appropriate grease traps on drains and pipes connecting to the sewer lines serving the applicable portions of the Premises and shall at all times maintain such traps in a clean and sanitary condition and in good order and repair.

(b) Tenant shall maintain all flues, kitchen hoods and other kitchen facilities in compliance with appropriate fire prevention standards and all other applicable legal requirements, shall maintain service agreements with outside service vendors approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) for flue and kitchen hood maintenance and cleaning, and shall provide Landlord (upon request) with copies of such service agreements as in effect from time to time.

(c) Tenant shall have the right to install tables and chairs for café seating and other miscellaneous outdoor uses in that portion of the patio between the 2029 and 2051 Buildings designated as “Outdoor Seating Area” on Exhibit A-1 attached hereto. All costs associated with the acquisition, installation and maintenance of such outdoor furniture and Outdoor Seating Area shall be at Tenant’s sole expense. Since the designated Outdoor Seating Area is in the Common Areas of the Center, Tenant’s use of such Outdoor Seating Area shall be non-exclusive and shall be subject to such reasonable rules and regulations as Landlord may prescribe from time to time pursuant to Section 17.14 of the Lease, but Landlord shall have no responsibility for regulating or policing the use of such area by other tenants of the Center and their employees, agents and invitees.

11. Brokers. CB Richard Ellis, Inc. is the broker of record representing Landlord, and Cornish & Carey Commercial is the broker of record representing Tenant, in connection with this Third Amendment. Landlord shall pay each such broker a commission in connection with the execution of this Third Amendment in accordance with a separate agreement(s). Each of Landlord and Tenant respectively (i) represents and warrants that no other broker participated in the consummation of this Third Amendment and (ii) agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including (but not limited to) reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations, agreements or other dealings by the indemnifying party with any other broker in connection with this Third Amendment.

12. Entire Agreement. This Third Amendment constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all prior negotiations, discussions, terms sheets, understandings and agreements, whether oral or written, between the parties with respect to such subject matter (other than the Lease itself, as expressly amended hereby).

13. Execution and Delivery. This Third Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument. Signatures transmitted by facsimile or by electronic mail in PDF format shall be binding upon the party transmitting same and shall have the same effect as original signatures, provided that such party thereafter delivers corresponding original signatures to the receiving party within five (5) business days after such initial transmission of signatures by facsimile or electronic mail.

14. Right to Make Alterations. From and after the Effective Date, clause (ii) of the first sentence of Section 7.1 of the Existing Lease shall be amended to increase from Fifty Thousand Dollars ($50,000) to One Hundred Thousand Dollars ($100,000) the aggregate cost of interior non-structural alterations that Tenant is permitted to make in the Premises during any twelve (12) month period without the prior written consent of Landlord, but the existing limit of Twenty-Five Thousand Dollars ($25,000) set forth in clause (i) of such sentence with respect to any single alteration or improvement or set of related and substantially concurrent alterations or improvements is not amended hereby and remains in full force and effect.

15. Title to Alterations. From and after the Effective Date, Section 7.2 of the Existing Lease shall be amended to provide that the reference to “lab benches”, which shall remain the property of Landlord upon expiration or earlier termination of the Lease, shall mean only built-in lab cabinets and benches which are attached to the walls of the Premises or connected to one or more utilities, and shall not apply to moveable lab cabinets and benches which are not so attached or connected.

16. Environmental Conditions. Not later than thirty (30) days after the Effective Date, Landlord shall provide to Tenant copies of all third-party studies and reports, if any, in Landlord’s possession regarding the environmental condition of the 2025 Building, as set forth in Section 9.6(b)(xi) of the Existing Lease. If Landlord does not have in its possession studies or reports for the 2025 Building, Landlord shall so notify Tenant in writing within such thirty (30) day period. Landlord acknowledges that its indemnification obligations under Section 9.6(c) of the Lease shall be effective (i) with respect to the Supplemental 2029 Premises, from and after the Supplemental 2029 Premises Delivery Date; (ii) with respect to the Third Expansion Premises, from and after the Third Expansion Premises Delivery Date; and (iii) with respect to the Fourth Expansion Premises, from and after the Fourth Expansion Premises Delivery Date.

17. Full Force and Effect. Except as expressly set forth herein, the Lease has not been modified or amended and remains in full force and effect.

18. Absence of Certain Encumbrances. Reaffirming and updating the representation contained in the final sentence of Section 15.1 of the Existing Lease, Landlord represents and warrants to Tenant that as of the Effective Date, neither the Premises nor the Center nor any of the Buildings referred to in this Third Amendment is subject to any existing ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security.

19. Condition Precedent. This Third Amendment and the obligations of Landlord and Tenant hereunder shall be conditioned upon (i) the execution and delivery by Tenant and the Existing 2051-2061 Tenant of a sublease for the second floor of the 2051 Building upon terms and conditions acceptable to Tenant in its sole and absolute discretion (the “Actel Sublease”), and (ii) Landlord’s consent (“Consent of Master Landlord”) to the Actel Sublease upon terms and conditions reasonably acceptable to Landlord, Tenant and the Existing 2051-2061 Tenant (collectively, the “Actel Conditions”). If both of the Actel Conditions have not occurred by January 31, 2010 (the “Actel Conditions Termination Date,”, which Actel Conditions Termination Date may be extended as mutually agreed in writing by Landlord and Tenant in their respective reasonable discretion, but in no event later than March 1, 2010 unless mutually agreed in writing by Landlord and Tenant in their respective sole and absolute discretion), this Third Amendment shall be null and void and of no further force or effect, in which case the Existing Lease shall remain unmodified and in full force and effect.

[rest of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the Effective Date.

“Landlord”			“Tenant”

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company			LINKEDIN CORPORATION, a Delaware corporation

By:	HCP Estates USA Inc., (formerly
	known as Slough Estates USA Inc.), a		By:	/s/ Steve Sordello
	Delaware corporation, Its Operations		Name:	Steve Sordello
	Manager and Member		Title:	Chief Financial Officer

	By:	/s/ Jonathan M. Bergschneiger	/s/ Erika Rottenberg
		Jonathan M. Bergschneider	Erika Rottenberg
		Senior Vice President	Vice President, General Counsel and Secretary

Exhibit 10.14C

EXHIBIT A

SITE PLAN AND APPROXIMATE FLOOR PLANS FOR

SUPPLEMENTAL 2029 PREMISES, 2029 BUILDING (FIRST FLOOR)

AND 2025 BUILDING (FIRST AND SECOND FLOORS)

[See attached four (4) pages, labeled Exhibits A-1, A-2, A-3 and A-4.]

EXHIBIT A

Exhibit A-1: Site Plan

Outdoor Seating Area
Possible Visitor Parking Locations
2061 Building
2051 Building
NORTH SHORELINE BLVD.
Stierlin Court
2091
2081
2071
2061
2051
2029
2027
2025
2011
2021
2023
2029 Building
2027 Building
2025 Building
Future Building
Supplemental 2029 Premises
N

Exhibit A-2: 2029 Stierlin Ct., First Floor

Building
Common
Areas
Supplemental
2029 Premises
Existing
2029
Premises
(partial)
Fourth
Expansion
Premises

Exhibit A-3: 2025 Stierlin Ct., First Floor

VERT. PEN.
ELEVATOR SHAFT
VERT. PEN.
STAIR #1
BUILDING COMMON
MAIN LOBBY,
RESTROOMS,
ELEV. MACH. RM.
BUILDING COMMON
FIRST FLOOR
EXIT CORRIDOR
VERT. PEN.
STAIR #2
BUILDING COMMON
MAIN ELEC. ROOM
MAJOR VERTICAL PENETRATION
BUILDING COMMON AREA

Exhibit A-4: 2025 Stierlin Ct., Second Floor

Roof Access
Path of Travel to Roof Access
Third Expansion Premises
VERT. PEN. ELEV. SHAFT
VERT. PEN. ATRIA SPACE
VERT. PEN. STAIR #1
VERT. PEN. STAIR #2
VERT. PEN. MECHANICAL SHAFT #3
VERT. PEN. MECHANICAL SHAFT #4
1
2
3
4
5
6
7
A
B
C
D
E
F

Exhibit 10.14C

Schedule 1

Monthly minimum rent during the remainder of the initial term and during First Extended Term of the Lease (see Paragraphs 2(c), 3(c) and 4(a) of Third Amendment):

Period	2029 Building Existing Premises Monthly Minimum Rent (60,100 sq ft) [5]		2027 Building Existing Premises Monthly Minimum Rent (35,921 sq ft)	Third Expansion Premises (2025 Bldg 2nd Flr) Monthly Minimum Rent (21,671 sq ft)		Fourth Expansion Premises (2029 Bldg Suite 120) Monthly Minimum Rent (8,152 sq ft)		Total Monthly Minimum Rent
12/01/09 - 04/30/10	$152,654.00[1] ($2.54/sf)		$91,239.34[1] ($2.54/sf)	$ 0.00	[2]	n/a		$243,893.34	[1]
05/01/10 - 08/31/10	$ 0.00	[3]	$ 91,239.34 ($2.54/sf)	$ 0.00	[3]	n/a		$ 91,239.34
09/01/10 - 09/30/10	$ 0.00	[3]	$ 91,239.34 ($2.54/sf)	$28,172.30 ($1.30/sf)		n/a		$119,411.64
10/01/10 - 10/31/10	$ 78,130.00 ($1.30/sf)		$ 91,239.34 ($2.54/sf)	$28,172.30 ($1.30/sf)		n/a		$197,541.64
11/01/10 - 04/30/11	$ 78,130.00 ($1.30/sf)		$ 94,113.02 ($2.62/sf)	$28,172.30 ($1.30/sf)		$ 0.00	[4]	$200,415.32
05/01/11 - 05/31/11	$ 81,135.00 ($1.35/sf)		$ 94,113.02 ($2.62/sf)	$29,255.85 ($1.35/sf)		$ 0.00	[3]	$204,503.87
06/01/11 - 10/31/11	$ 81,135.00 ($1.35/sf)		$ 94,113.02 ($2.62/sf)	$29,255.85 ($1.35/sf)		$11,005.20 ($1.35/sf)		$215,509.07
11/01/11 - 04/30/12	$ 81,135.00 ($1.35/sf)		$ 96,627.49 ($2.69/sf)	$29,255.85 ($1.35/sf)		$11,005.20 ($1.35/sf)		$218,023.54
05/01/12 - 04/30/13	$ 84,140.00 ($1.40/sf)		$ 50,289.40 ($1.40/sf)	$30,339.40 ($1.40/sf)		$11,412.80 ($1.40/sf)		$176,181.60 ($1.40/sf)
05/01/13 - 04/30/14	$ 87,145.00 ($1.45/sf)		$ 52,085.45 ($1.45/sf)	$31,422.95 ($1.45/sf)		$11,820.40 ($1.45/sf)		$182,473.80 ($1.45/sf)
05/01/14 - 04/30/15	$ 90,150.00 ($1.50/sf)		$ 53,881.50 ($1.50/sf)	$32,506.50 ($1.50/sf)		$12,228.00 ($1.50/sf)		$188,766.00 ($1.50/sf)

[1]	Per Existing Lease
[2]	Tenant pays Op Ex and utils beginning on Third Exp Prems Delivery Date (1/15/10?)
[3]	Tenant pays Op Ex and utils only
[4]	Tenant pays Op Ex and utils beginning on Fourth Exp Prems Delivery Date (2/15/11?)
[5]	Square footage does not change for this purpose upon addition of Supplemental 2029 Premises

NOTE: Aggregate square footage as of Fourth Exp Prems Delivery Date is 125,844 sq ft

SCHEDULE 1